Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated October 2, 2020, except for note 18(a) and 18(b), as to which the date is November 30, 2020, with respect to the consolidated financial statements of Silverback Therapeutics, Inc, included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-250009) and related Prospectus of Silverback Therapeutics, Inc. for the registration of 1,725,000 shares of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

December 3, 2020